Regions  Funds
c/o Federated Services Company
Federated Investors Tower
Pittsburgh, PA 15222-3779

To the Board of Trustees of the Regions Funds:

Portfolios of Regions Funds				File No.

	Regions Treasury Fund				811-6511
	Regions Fixed Income Fund			811-6511
	Regions Growth Fund				811-6511
	Regions Limited Maturity Government Fund	811-6511
	Regions Balanced  Fund				811-6511
	Regions Value Fund				811-6511
	Regions Aggressive Growth Fund			811-6511


We have examined management's assertion about the Regions Funds' (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 26, 2001 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed, with prior notice to management, as of October 26, 2001, and with respect to agreement of security purchases and sales, for the period from July 6, 2001 (the date of our last examination) through October 26, 2001:

Confirmation of all securities held by the Federal Reserve Book Entry System (FED) and/or by The Depository Trust Company (DTC);

Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

Reconciliation of all such securities to the books and records of the Funds and the Custodian; and

Agreement of a total of 25 security purchases and security sales or maturities across all Funds since our last report from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Regions Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 26, 2001 with respect to securities reflected in the investment account of the Regions Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Regions Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.



DELOITTE & TOUCHE LLP  /s/


November 29, 2001